EXHIBIT 99.1

Contact:	Andrew C. Bearden, Jr.
Executive Vice President
Chief Financial Officer
(334) 875-1000

THE PEOPLES BANCTRUST CO., INC. REPORTS

HIGHER FOURTH QUARTER AND YEAR END INCOME

SELMA, Ala. – (January 24, 2006) – The Peoples BancTrust Co., Inc. (NASDAQ SmallCap: PBTC) today reported higher net income for the fourth quarter and twelve months ended December 31, 2005.

Net income in the fourth quarter of 2005 (“2005 quarter”) increased 5% to $1.44 million from $1.37 million in fourth quarter 2004 (“2004 quarter”). Earnings per share in the 2005 quarter were $0.25 basic and $0.24 diluted, compared to $0.24 both basic and diluted in the 2004 quarter.

Net income in the twelve months ended December 31, 2005 (“2005”) increased 8.2% to $6.5 million from $6.0 million for the same period in 2004 (“2004”). Basic and diluted earnings per share were $1.13 and $1.12 respectively in 2005, compared to $1.08 both basic and diluted in 2004.

“We are pleased to be able to report that earnings in the fourth quarter of 2005 increased compared to the same period in 2004,” stated Walter A. Parrent, President and Chief Executive Officer. “Net interest income increased on higher loan volumes and yields, while noninterest income increased on higher activity based deposit fees. Another contributing factor to increased earnings was the fact that we continued to realize credits in our loan loss provision account.

“We experienced solid loan growth during 2005, most of which we were able to fund internally, thereby maximizing the positive effect on net income in the fourth quarter. Furthermore, our credit quality remained strong as evidenced by the fact that as we grew loans, we were able to reduce our allowance for loan losses, resulting in the previously mentioned credits to our loan loss provision account.”

Fourth Quarter 2005 Results

Net interest income increased in the 2005 quarter to $6.7 million from $6.4 million in the 2004 quarter. The net interest margin in the 2005 quarter was 3.60% on average earning assets of $741.1 million, compared to 3.54% on average earning assets of $722.3 million in the 2004 quarter.

Provision for loan losses in the 2005 quarter was a negative $193,000 compared to $0 in the 2004 quarter.

Noninterest income, net of securities gains, totaled $2.3 million in the 2005 quarter compared to $1.9 million in the 2004 quarter. Increases in activity based deposit service charges was the primary reason for this increase in noninterest income between the two periods.

Noninterest expense increased to $7.0 million in the 2005 quarter from $6.4 million in the 2004 quarter. Personnel and premises expenses associated with expansion efforts and facilities maintenance accounted for the majority of this increase in noninterest expense between the two periods.

Provision for income taxes was significantly higher in the 2005 quarter than in the 2004 quarter. This is primarily due to lower income tax credits being applied in the 2005 quarter compared to the 2004 quarter.

Twelve Months 2005 Results

Net interest income increased in 2005 to $26.6 million from $25.5 million in 2004. The net interest margin in 2005 was 3.64% on average earning assets of $730.0 million, compared to 3.54% on average earning assets of $720.7 million in 2004.

Provision for loan losses in 2005 was a negative $675,000 compared to a negative $149,000 in 2004.

Noninterest income, net of securities gains, totaled $9.0 million in 2005, compared to $8.2 million in 2004. Increases in activity based deposit service charges was the primary reason for this increase in noninterest income between the two periods.

Noninterest expense increased to $27.2 million in 2005 from $26.6 million in 2004. The primary reason for this was an overall increase in salaries and benefits expense between the two periods.

Outlook

“We will continue to focus on increasing shareholder value through our growth objectives and commitment to the fundamental aspects of this business,” Mr. Parrent continued. “We intend to continue growing internally, while evaluating attractive acquisition opportunities. At the same time, we understand that future success in all of our markets depends on our ability to deliver superior service to our customer base, while preserving credit quality and improving operational efficiencies,” Mr. Parrent concluded.

About Peoples BancTrust Co., Inc.

The Peoples BancTrust Co., Inc. is the parent company of The Peoples Bank and Trust Company, which has 23 offices located in ten Alabama counties (Autauga, Bibb, Butler, Dallas, Elmore, Jefferson, Lee, Montgomery, Shelby and Tuscaloosa).

Information contained in this press release, other than historical information, may be considered forward-looking in nature and is subject to various risks, uncertainties and assumptions. Should one or more of these risks or uncertainties materialize, or should underlying assumptions prove incorrect, actual results may vary materially from those anticipated, estimated or expected. Among the key factors that may have a direct bearing on Peoples BancTrust’s operating results, performance or financial condition are competition, the demand for its products and services, the ability to expand, and numerous other factors as set forth in filings with the Securities and Exchange Commission.

Earnings Summary:

(amounts in thousands except share and per share data)

	Three Months Ended December 31,		Twelve Months Ended December 31,
	2005	2004	2005	2004
Interest and fees on loans	$8,856	$7,063	$32,141	$28,029
Interest and dividends on investment securities	2,125	2,205	8,841	8,213
Other interest income	286	230	1,042	628

Total interest income	11,267	9,498	42,024	36,870

Interest on deposits	4,028	2,435	13,190	9,039
Interest on borrowed funds	507	626	2,226	2,337

Total interest expense	4,535	3,061	15,416	11,376

Net interest income	6,732	6,437	26,608	25,494

Provision (credit) for loan losses	(193)	—	(675)	(149)

Net interest income after provision (credit) for loan losses	6,925	6,437	27,283	25,643

Deposit service charges	1,474	1,109	5,337	4,749
Net securities gains	—	26	14	725
Other noninterest income	855	769	3,687	3,459

Total noninterest income	2,329	1,904	9,038	8,933

Salaries, benefits and other personnel expense	3,873	3,597	14,745	13,889
Premises and fixed assets expense	1,269	1,246	5,138	4,865
Other noninterest expense	1,849	1,582	7,302	7,809

Total noninterest expense	6,991	6,425	27,185	26,563

Income before income taxes	2,263	1,916	9,136	8,013

Provision for income taxes	822	544	2,599	1,971

Net income	$1,441	$1,372	$6,537	$6,042

Basic net income per share	$0.25	$0.24	$1.13	$1.08
Diluted net income per share	$0.24	$0.24	$1.12	$1.08
Dividends per share	$0.11	$0.11	$0.44	$0.44
Basic weighted average number of shares	5,892,297	5,581,561	5,805,644	5,574,190
Diluted weighted average number of shares	5,923,965	5,597,182	5,832,284	5,593,040

Balance Sheet Summary and Selected Ratios:

(dollar amounts in thousands)

	2005	2004
Total assets	$811,773	$792,249
Loans, net of the unearned discount	495,509	438,019
Allowance for possible loan losses	(6,654)	(9,043)
Total deposits	688,049	665,653
Total borrowed funds	37,732	48,313
Stockholders’ equity	$81,551	$75,042

Return on average assets	0.82%	0.78%
Return on average equity	8.16%	8.25%
Net interest margin	3.64%	3.54%
Allowance for loan losses to total loans	1.34%	2.06%
Non-accrual loans to total loans	0.21%	0.48%
Coverage of allowance for loan losses to non-accrual loans	650%	426%